Exhibit 99.1

PRESS RELEASE

For Immediate Distribution

Agape ATP Corporation Receives Nasdaq Notice on Minimum Bid Price Requirement

KUALA LUMPUR, Malaysia - January 29, 2026 - Agape ATP Corporation (NASDAQ:ATPC) (“ATPC” or “the Company”) announced that it received a notification letter from the Listing Qualifications staff of The Nasdaq Stock Market LLC (“Nasdaq”) on January 27, 2026, indicating that the Company is not in compliance with Nasdaq Listing Rule 5550(a)(2), which requires a minimum bid price of US$1.00 per share for continued listing on the Nasdaq Capital Market.

The notification was based on the closing bid price of the Company’s common stock for the period from December 10, 2025 to January 26, 2026. The notice does not result in the immediate delisting of the Company’s common stock, which will continue to trade on the Nasdaq Capital Market under the symbol “ATPC.”

The Company has been provided an initial compliance period of 180 calendar days, or until July 27, 2026, to regain compliance with the minimum bid price requirement. If the Company does not regain compliance during this period, it may be eligible for an additional 180 calendar day compliance period, subject to meeting applicable continued listing requirements and providing written notice of its intention to cure the deficiency, which may include effecting a reverse stock split if necessary.

The Company is currently evaluating options to regain compliance with Nasdaq’s continued listing requirements. There can be no assurance that the Company will be able to regain compliance within the applicable time periods.

This announcement is made in accordance with Nasdaq Listing Rule 5810(b).

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About AGAPE ATP Corporation

Agape ATP Corporation (ATPC) is dedicated to enhancing the quality of life and promoting sustainable development. With a strong foundation built on two core business pillars, ATPC specialises in the provision of health and wellness products that caters to the diverse needs of its customers, ensuring their well-being and vitality. Additionally, APTC delivers comprehensive energy-saving solutions that empower companies to drive sustainability initiatives, reduce energy consumption, and achieve their sustainability goals.

For more information, visit www.agapeatpgroup.com.

Issued By: Koa International Sdn. Bhd. on behalf of Agape ATP Corporation

Media Contact

Jazzmin Wan

Email: j.wan@swanconsultancy.biz

Mandy Tan

Email: m.tan@swanconsultancy.biz

SAFE HARBOUR STATEMENT

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the Company’s operational stability, business initiatives, and growth prospects. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “will,” and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those discussed. Factors that may affect results include the Company’s ability to execute its strategies, market acceptance of its products, economic conditions, and other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements except as required by law.

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